Exhibit 99.1

LTC Announces $32.6 Million in Investments

    MALIBU, Calif.--(BUSINESS WIRE)--Sept. 7, 2005--LTC Properties, Inc. (NYSE:LTC) announced that on September 1st it had funded a total of $32.6 million in three separate transactions consisting of two loans totaling $5.6 million and a purchase/master lease of $27.0 million. The master lease covers three skilled nursing properties with 465 licensed beds in New Mexico, formerly owned by Four Seasons Nursing Centers, Inc. The initial term of the master lease is 15 years, it has an initial rate of 10.5% with fixed annual increases of 2.5% and is to an operator with strong market presence in the state with whom LTC has an existing leasing relationship.
    The Company has scheduled a conference call for September 8, 2005 at 8:30 AM Pacific time to comment on the Company's recent investments and to comment on estimates for the third and fourth quarters of 2005 and for the year 2006. LTC further stated that it will be giving guidance of Funds from Operations ("FFO") for 2005 in the range of $1.67 to $1.71, including $.06 in straight line rents but excluding $.48 reported in the first quarter of 2005 as a result of collections of past due rents, past due interest and a note receivable. For 2006, LTC will be giving guidance of Funds from Operations in the range of $1.76 to $1.82 including $.08 in straight line rent.
    The conference call is accessible by dialing (866) 314-4865, passcode 52842105. The earnings release and any additional financial information that may be discussed on the conference call will also be available on our website. An audio replay of the conference call will be available from 10:30 AM Pacific time on September 8, 2005 through September 29, 2005. Callers can access the replay by dialing (888) 286-8010 and entering conference ID number 60870158. Webcast replays will also be available on our website.
    For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis or Wendy L. Simpson, 805-981-8655